Bradley Pharmaceuticals, Inc. was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and international markets. Bradley’s success is based upon its core strengths in marketing and sales which enables the company to Commercialize brands that fill unmet patient and physician needs; Develop new products through life cycle management; and In-License phase II and phase III drugs with long-term intellectual property protection that upon approval leverage Bradley’s marketing and sales expertise to increase shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, OBGYN, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Important announcement:
Bradley Pharmaceuticals will present at the CIBC World Markets Annual Biotechnology and Specialty Pharmaceuticals Conference at 8:35 AM at the Millennium Broadway Hotel in New York City, April 11, 2007

Bradley Pharmaceuticals will present at the Banc of America Securities Health Care Conference 2007, to be held at The Four Seasons Hotel in Las Vegas, Nevada, May 30 through June 1, 2007.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS 2006 RESULTS

Fairfield, NJ - March 14, 2007 – BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) announced today its results for the quarter and year ended December 31, 2006.

Year 2006 Accomplishments

•	Net sales increased 9%
•	Net income increased 21%
•	Entered into licensing agreements with MediGene AG and BioSante Pharmaceuticals
•	FDA approved NDAs for VEREGENTM and ELESTRINTM
•	Increased cash and cash equivalents, short-term investments and restricted cash position by $6.9 million
•	Remediated material weaknesses in financial controls
•	A. Aarons, our generic subsidiary, began operations
•	Launched KEROLTM REDI-CLOTHS and ANAMANTLE HC® GEL

President and CEO, Daniel Glassman, stated, “During 2006, Bradley’s business strategy evolved to a Commercialize, Develop and In-License model. Bradley’s experience in bringing brands to market, expertise in product promotion, knowledge of the niche markets we serve and strong relationships with target physicians makes Bradley well-equipped to successfully commercialize innovative, patent-protected therapies. Bradley’s transition to its new business strategy offers Bradley opportunities for portfolio expansion as well as increased sales.”

Bradley reported that Net Sales for the Quarter Ended December 31, 2006 were approximately $37.7 million, an increase of $6.8 million, or 22%, over Net Sales for the Quarter Ended December 31, 2005. Net income for the 2006 Quarter amounted to $1.1 million, or $0.07 per share on a fully diluted basis, based upon approximately 16.7 million shares outstanding, compared to a loss of $0.06 per share on a fully diluted basis, based upon approximately 16.1 million shares outstanding for the 2005 Quarter. Net income for the 2006 Quarter included a $3.5 million ($2.1 million after tax or $0.13 per share) initial licensing fee, included in research and development expense, for ELESTRINTM, and a non-cash, share-based compensation charge of $850,000 ($615,000 after tax or $0.04 per share) related to the Company’s adoption, on January 1, 2006, of Statement of Financial Accounting Standards 123R, “Share-based Payments.” Net income for the 2005 Quarter included a $4.0 million ($2.3 million after tax or $0.15 per share) write-off of deferred financing costs.

Net Sales for the Year Ended December 31, 2006 were approximately $144.8 million, an increase of $11.4 million, or 9%, over Net Sales for the Year Ended December 31, 2005. Net Income for 2006 amounted to $9.7 million, or $0.58 per share on a fully diluted basis, based upon approximately 16.7 million shares outstanding, compared to net income of $8.0 million, or $0.49 per share on a fully diluted basis, based upon approximately 18.0 million shares outstanding, for 2005. Net income for 2006 included an initial licensing fee, included in research and development expense, of $5.0 million ($3.1 million after tax or $0.19 per share) for VEREGENTM, an initial licensing fee, included in research and development expense, of $3.5 million ($2.2 million after tax or $0.13 per share) for ELESTRINTM, a non-cash, share-based compensation charge of $3.5 million ($2.9 million after tax or $0.18 per share) related to the Company’s adoption of SFAS 123R, legal costs relating to the global Settlement Agreement with Costa Brava Partnership III L.P. of $1,150,000 ($716,000 after tax or $0.04 per share), and Bradley’s proxy contest costs of $950,000 ($592,000 after tax or $0.04 per share). Net income for 2005 included a $4.0 million ($2.4 million after tax or $0.14 per share) write-off of deferred financing costs and $5.6 million ($3.4 million after tax or $0.19 per share) in professional fees relating to the SEC inquiry and the restatement of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

Doak Dermatologics, led by its core branded products of ADOXA®, KERALAC® / KEROLTM, SOLARAZE®, ZODERM®, LIDAMANTLE®, and ROSULA®, accounted for 79% of our net sales for 2006, while Kenwood Therapeutics, and its core branded products of PAMINE®, ANAMANTLE HC® and FLORA-Q®, accounted for the remaining 21% of our net sales for 2006. We have not yet recognized revenues for A. Aarons, our generic subsidiary that began operations in the Third Quarter of 2006.

The increase in our net sales for 2006 was primarily led by the actinic keratosis product SOLARAZE® (diclofenac sodium-3%) and the authorized generics of ADOXA®, but Bradley’s sales continue to be affected by generic and therapeutically equivalent products competing on price. The following table sets forth certain net sales data for 2006 and 2005 by therapeutic category within our Doak Dermatologics, Inc. subsidiary (which includes Bioglan) and our Kenwood Therapeutics division.

Therapeutic Category by Company	2006	2005	Percentage Increase/ (Decrease)
Dermatology & Podiatry
Doak Dermatologics, Inc.
Keratolytic	$ 21,052,757	$ 23,733,544	(11)%
Acne/Rosacea	55,589,354	59,649,344	(7)%
Actinic Keratoses	23,550,697	13,070,092	80%
Anesthetics	5,687,919	6,920,416	(18)%
Scalp	1,101,051	1,570,004	(30)%
Cosmeceuticals	4,240,655	4,661,372	(9)%
Authorized Generic	3,142,430	609,761	415%
Other	155,135	130,338	19%

Total Doak Dermatologics, Inc.	114,519,998	110,344,871	4%
(Dermatology & Podiatry)

Kenwood Therapeutics
Gastrointestinal	25,901,276	17,036,065	52%
Respiratory	2,339,557	4,088,897	(43)%
Nutritional and Other	2,045,809	1,912,361	7%

Total Kenwood Therapeutics	30,286,642	23,037,323	31%

Total Bradley Pharmaceuticals, Inc.	$144,806,640	$133,382,194	9%

In 2006, the sales of the following products began to be affected by the introduction of generic competition: ADOXA® 75 mg tablets (Third Quarter 2006), ANAMANTLE HC® FORTE (Third Quarter 2006), KERALAC® NAILSTIK (Third Quarter 2006), KERALAC® OINTMENT (Third Quarter 2006), PAMINE® 2.5 mg and PAMINE® Forte (Fourth Quarter 2006). In addition, the Company has experienced or learned through industry intelligence that ROSULA® NS and ZODERM® Redi-Pads have/will experience generic competition commencing during the First Quarter of 2007.

During 2006, we entered into agreements with MediGene AG and BioSante Pharmaceuticals, respectively, to commercialize VEREGENTM and ELESTRINTM, products with significant intellectual property protection. Pursuant to our agreement for VEREGENTM, we have been granted the exclusive license, or sublicense in certain instances, to certain patents and other intellectual property for commercialization in the United States as a prescription product of any ointment or other topical formulation containing green tea catechins, a novel active ingredient, for the treatment of dermatological diseases in humans, including external genital warts, perianal warts and actinic keratosis. During the Fourth Quarter of 2006, the FDA approved the marketing of VEREGENTM (sinecatechins) Ointment 15% as a new drug indicated for the treatment of external genital and perianal warts. During 2006, we paid MediGene $5.0 million in consideration for development and regulatory activities undertaken prior to the date of our agreement and a $14 million milestone payment that was triggered by the FDA’s approval of VEREGENTM. VEREGENTM is patented through 2017 (additional pending patent applications may extend its patent life).

Pursuant to our agreement for ELESTRINTM, we have been granted the exclusive right to market ELESTRINTM in the United States. ELESTRINTM (estradiol gel 0.06%), which was approved by the FDA in the Fourth Quarter of 2006, is an estradiol transdermal gel to be prescribed for the treatment of moderate-to-severe hot flashes in menopausal women and is available at two dosage levels. ELESTRINTM is the lowest dose of estradiol approved by the FDA for the treatment of moderate to severe vasomotor symptoms. In consideration for the grant of our right to market ELESTRINTM, we paid BioSante and its licensor for ELESTRINTM, an aggregate of $3.5 million during October 2006. The FDA approval of ELESTRINTM also triggered regulatory milestone payments of $10.5 million, $7.0 million of which is payable in March 2007, with the remaining $3.5 million payable in December 2007. ELESTRINTM is patented through 2021 (additional pending patent applications may extend its patent life).

We expect to launch VEREGENTM and ELESTRINTM during 2007. VEREGENTM will be promoted to physicians by both our Doak Dermatologics and Kenwood Therapeutics sales forces. ELESTRINTM will be promoted to physicians by our Kenwood Therapeutics sales force. In connection with the launch of these products, we anticipate hiring approximately 20 additional Kenwood Therapeutics sales representatives during 2007 and incurring a corresponding amount of additional sales, marketing and related expenses.

Other Information

For more detailed information, please see Bradley’s filings, including its recently filed Annual Report on Form 10-K for the Year Ended December 31, 2006, by visiting www.bradpharm.com and following the Investor Relations link, to the SEC Filings link.

Bradley Pharmaceuticals Inc. invites you to participate in the Company’s 2006 Year End Earnings Conference Call on Friday, March 16, 2007 at 9 AM ET. To participate in the conference call, please dial 1-888-573-3046 approximately 10 minutes prior to the start of the call and enter ID# 2463819.

Playback of the conference call will be available after 1:00 PM ET by calling 1-800-642-1687 and entering reservation ID# 2463819. The call also will be available on our web page for 30 days.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

Important Product Safety Information:

SOLARAZE®

Sun avoidance is indicated during SOLARAZE® Gel therapy. As with other NSAIDs, anaphylactoid reactions may occur in patients without prior exposure to diclofenac. Diclofenac sodium should be given with caution to patients with the aspirin triad. In clinical trials, the most common adverse reactions involved the skin and included contact dermatitis, rash, dry skin and exfoliation. The majority of these reactions were mild to moderate, and resolved upon discontinuation of therapy. SOLARAZE® Gel should not be applied to open skin wounds, infections, or exfoliative dermatitis. Please see full Prescribing Information at http://www.bradpharm.com.

VEREGENTM

VEREGENTM is for external use only. Skin reactions including erythema, erosion, edema, itching, and burning at the application site are common. Should a severe local skin reaction occur, the ointment should be removed and further doses held.

VEREGENTM has not been evaluated for the treatment of urethral, intra-vaginal, cervical, rectal, or intra-anal human papilloma viral disease and should not be used for these conditions.

The safety and efficacy of VEREGENTM in immunosuppressed patients, in the treatment of external genital and perianal warts beyond 16-weeks, or for multiple treatment courses have not been established.

VEREGENTM is not a cure and new warts might develop during or after therapy. If new warts develop during the 16-week treatment period, these should also be treated with VEREGENTM.

The effect of VEREGENTM on the transmission of genital/perianal warts is unknown.

Sexual (genital, anal or oral) contact should be avoided while the ointment is on the skin. VEREGENTM may weaken condoms and vaginal diaphragms. Therefore the use in combination with VEREGENTM is not recommended.

In clinical trials, the incidence of local adverse events leading to discontinuation or dose interruption included: application site reactions (local pain, erythema, vesicles, skin erosion/ulceration), phimosis, inguinal lymphadenitis, urethral meatal stenosis, dysuria, genital herpes simples, vulvitis, hypersensitivity, pruritus, pyodermitis, skin ulcer, erosions in the urethral meatus, and superinfection of warts and ulcers.

Please request Package Insert for full Prescribing Information by contacting Bradley.

ELESTRINTM

ELESTRINTM is indicated for the treatment of moderate-to-severe vasomotor symptoms associated with menopause.

Close clinical surveillance of all women taking estrogens is important. Adequate diagnostic measures should be undertaken to rule out malignancy in cases of undiagnosed, persistent or recurring abnormal vaginal bleeding.

Long-term continuous administration of estrogen, with or without progestin, has shown an increased risk of endometrial, breast and ovarian cancers.

Estrogens with or without progestins should not be used for the prevention of cardiovascular disease or dementia. An increased risk of developing probable dementia in postmenopausal women 65 years of age or older was reported with estrogen-alone use, as well as, in combination with progestin.

Estrogen-alone therapy has been associated with an increased risk of stroke and deep vein thrombosis. Estrogen plus progestin therapy has been associated with an increased risk of myocardial infarction, stroke, invasive breast cancer, pulmonary emboli and deep vein thrombosis. Estrogens should be discontinued immediately if any of these events occur or are suspected.

Estrogen with or without progestin should be prescribed at the lowest effective doses and for the shortest duration consistent with treatment goals and risks for the patient.

An increase in gallbladder disease requiring surgery in postmenopausal women receiving estrogens has been reported. Estrogen therapy may lead to severe hypercalcemia in patients with breast cancer and bone metastases. Retinal vascular thrombosis has been reported in patients receiving estrogens.

Estrogen products should not be used in women with undiagnosed abnormal genital bleeding; known, suspected or history of breast cancer; known or suspected estrogen-dependent neoplasia; active or history of deep vein thrombosis or pulmonary embolism; active or recent (within the past year) arterial thromboembolic disease (e.g., stroke, myocardial infarction); liver dysfunction or disease; known or suspected pregnancy.

Blood pressure should be monitored during estrogen use. Caution should be exercised in patients with hypertriglyceridemia, impaired liver function or a history of cholestatic jaundice, conditions that might be influenced by fluid retention, hypocalcemia, asthma, diabetes mellitus, epilepsy, migraine, porphyria, systemic lupus erythematosus, and hepatic hemangiomas. Patients dependent on thyroid hormone replacement therapy may require increased doses of such therapy. The addition of progestin should be considered in patients with residual endometriosis post-hysterectomy. Concomitant application of sunscreen and Elestrin to the same site for more than 7 days should be avoided.

The most frequently reported adverse events in clinical trials were nasopharyngitis, breast tenderness, upper respiratory tract infection, and metrorrhagia.

Please request Package Insert for full Prescribing Information by contacting Bradley.

Safe Harbor for Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as Bradley’s plans to in-license, develop and launch new and enhanced products with long-term intellectual property protection or other significant barriers to market entry, sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, launches by Bradley of new products, market acceptance of Bradley’s products, and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to: launch VEREGENTM and ELESTRINTM during 2007; predict the safety and efficacy of these products in a commercial setting; estimate sales; maintain adequate inventory of levels; comply with the restrictive covenants under its credit facility; refinance its credit facility; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry; maintain or increase sales of its products; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action and shareholder derivative lawsuits), government regulation, stock price volatility and ability to achieve strategic initiatives to enhance long-term shareholder value. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Bradley Pharmaceuticals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net sales	$ 37,698,758	$ 30,944,313	$144,806,640	$133,382,194
Cost of sales	5,944,936	4,714,909	22,436,730	19,817,676

	31,753,822	26,229,404	122,369,910	113,564,518

Selling, general and
administrative expenses	21,167,654	19,634,262	78,779,696	79,638,298
Research and development	4,317,186	319,450	10,427,157	1,515,633
Depreciation and amortization	2,682,824	2,562,228	10,260,974	10,174,989
Interest expense	2,517,105	2,146,658	8,848,604	7,489,857
Interest income	(918,624)	(760,311)	(2,680,210)	(2,149,567)
Write-off of deferred financing costs	—	3,988,964	—	3,988,964
Loss (gain) on short-term investments, net	—	24,836	—	(103,166)

	29,766,145	27,916,087	105,636,221	100,555,008

Income (loss) before
income taxes (benefit)	1,987,677	(1,686,683)	16,733,689	13,009,510
Income tax expense (benefit)	872,666	(698,000)	7,065,666	5,048,000

Net income (loss)	$ 1,115,011	$ (988,683)	$ 9,668,023	$ 7,961,510

Net income (loss)
per common share
Basic	$ 0.07	$ (0.06)	$ 0.59	$ 0.50

Diluted	$ 0.07	$ (0.06)	$ 0.58	$ 0.49

Weighted average number
of common shares
Basic	16,450,000	16,120,000	16,410,000	16,000,000

Diluted	16,670,000	16,120,000	16,550,000	17,950,000

Bradley Pharmaceuticals, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2006	2005
CURRENT ASSETS	$ 88,430,778	$ 65,046,859

PROPERTY AND EQUIPMENT, NET	813,794	1,499,398

INTANGIBLE ASSETS, NET	165,985,767	151,354,333

GOODWILL	27,478,307	27,478,307

DEFERRED FINANCING COSTS	4,798,034	5,834,318

RESTRICTED CASH AND INVESTMENTS	25,000,000	45,000,000

OTHER ASSETS	16,229	16,229

TOTAL ASSETS	$312,522,909	$296,229,444

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$ 69,452,335	$ 53,852,923

LONG-TERM LIABILITIES	55,454,145	69,937,090

STOCKHOLDERS’ EQUITY	187,616,429	172,439,431

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$312,522,909	$296,229,444